Exhibit 14

INVESTOOLS INC

CODE OF BUSINESS CONDUCT AND ETHICS FOR
MEMBERS OF THE BOARD OF DIRECTORS
AND EXECUTIVE OFFICERS

ADOPTED BY THE BOARD OF DIRECTORS ON AUGUST 14, 2003

The Board of Directors (the “Board”) of INVESTools Inc. (the “Company”) has adopted the following Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers (this “Code”). This Code is intended to focus the Board, each Director, Company management, and each Executive Officer on areas of ethical risk, provide guidance to Directors and management to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each Director and Executive Officer must comply with the letter and spirit of this Code. This Code encompasses the Company’s policies on Business Ethics, Conflict of Interest, Employee Inventions and Confidential Information, Improper Business Payments, U.S. Antitrust Laws, Ethics for Senior Financial Officers and Insider Trading.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for Directors and Executive Officers. Directors and Executive Officers are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chair of the Audit Committee, who may consult with legal counsel as appropriate.

1.               CONFLICT OF INTEREST.

A “conflict of interest” occurs when a Director’s or Executive Officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company as a whole. Conflicts of interest also arise when a Director or Executive Officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a Director or Executive Officer of the Company. Loans or guarantees of obligations may create conflicts of interest; therefore, the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of Directors or Executive Officers or a member of his or her family.

Directors and Executive Officers must avoid conflicts of interest with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Audit Committee.

This Code does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts from which Directors and Executive Officers must refrain, however, are set out below.

•                  Relationship of Company with third parties. Directors and Executive Officers may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•                  Compensation from non-Company sources. Directors and Executive Officers may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

•                  Gifts. Directors and Executive Officers and members of their families may not offer, give or receive gifts from persons or entities who deal with the Company in those cases where any such gift is being made in order to influence the Directors’ or Executive Officers’ actions as members of the Board and senior management of the Company, or where acceptance of the gifts could create the appearance of a conflict of interest. Deminimus gifts valued individually at less than $100 or less than $250 aggregate value per year from a single such person or entity are excepted.

2.               CORPORATE OPPORTUNITIES.

Directors and Executive Officers owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Executive Officers, and Directors when an opportunity that relates to the Company’s business has been presented to the Directors solely by the Company or its agents and until such time as the Company has determined that it will not pursue the opportunity, are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or the Director’s or Executive Officer’s position; (b) using the Company’s property, information, or position for personal gain; or (c) personally competing with the Company, directly or indirectly, for business opportunities. However, if it has been determined that the Company will not pursue an opportunity that relates to the Company’s business, a non-management Director may do so.

3.               CONFIDENTIALITY.

Directors and Executive Officers must maintain the confidentiality of information entrusted to them by the Company or its customers, and any other confidential information about the Company that comes to them, from whatever source, in their capacity as Director or Executive Officer, except when disclosure is authorized or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

4.               PROTECTION AND PROPER USE OF COMPANY ASSETS.

Theft, carelessness and waste of assets have a direct impact on the Company’s profitability. Directors and Executive Officers shall protect the Company’s assets and ensure their efficient use.

5.               FAIR DEALING.

The conduct required by fair dealing requires honesty in fact and the observance of reasonable commercial standards of fair dealing. Directors and Executive Officers shall deal fairly and oversee fair dealing by employees and officers with the Company’s directors, officers, employees, customers, suppliers and competitors. None should do anything that could be interpreted as dishonest or outside reasonable commercial standards of fair dealing.

6.               COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

Directors and Executive Officers shall comply, and oversee compliance by employees, officers and other directors, with all laws, rules and regulations applicable to the Company.

7.               COMPLIANCE WITH THIS CODE CANNOT BE WAIVED.

While the Board or any Committee of the Board cannot waive compliance with this Code, the Board may, upon a favorable recommendation from its Audit Committee, determine that a proposed course of conduct does not contravene the substantive requirements of this Code.

8.               ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR.

Directors and Executive Officers should promote ethical behavior and take steps to create a working environment at the Company that: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules, regulations or the Company’s Code of Ethics to appropriate personnel; and (c) fosters the understanding among employees that the Company will not permit retaliation for reports made in good faith.

9.               FAILURE TO COMPLY; COMPLIANCE PROCEDURES.

A failure by any Director or Executive Officer to comply with the laws or regulations governing the Company’s business, this Code or any other Company policy or requirement may result in disciplinary action, and, if warranted, legal proceedings. Directors and Executive Officers should communicate any suspected violations of this Code promptly to the Chair of the Audit Committee. Violations will be investigated by the Audit Committee or by a person or persons designated by the Audit Committee and appropriate action will be taken in the event of any violations of this Code.

10.         ANNUAL REVIEW.

Annually, each Director and Executive Officer shall provide written certification that he or she has read and understands this Code and its contents and that he or she has not violated, and is not aware that any other Director or Executive Officer has violated, this Code.

INVESTOOLS INC.

CODE OF BUSINESS CONDUCT AND ETHICS FOR
MEMBERS OF THE BOARD OF DIRECTORS
AND EXECUTIVE OFFICERS

ADOPTED BY THE BOARD OF DIRECTORS ON AUGUST 14, 2003

EMPLOYEE CERTIFICATION

I, the undersigned officer and/or director of INVESTools Inc. and subsidiaries, have read and understand this Code and its contents and I have not violated, and nor am I aware of any other Director or Executive Officer has violated, this Code.  I pledge to abide by this Code in my capacity as a Director and/or Executive Officer of INVESTools Inc. in the future.

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